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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25
NOTIFICATION OF LATE FILING               SEC FILE NUMBER:          0-30799
                                          CUSIP NUMBER:             68232U 10 0


(Check One):
[ ] Form 10-K and Form 10KSB [ ] Form 20-F [ ] Form 11-K
[X] Form 10-Q and Form 10QSB [ ] Form N-SAR


    For Period Ended: June 30, 2001
    [ ] Transition Report on Form 10-K
    [ ] Transition Report on Form 20-F
    [ ] Transition Report on Form 11-K
    [ ] Transition Report on Form 10-Q
    [ ] Transition Report on Form N-SAR
    For the Transition Period Ended:


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    Read Attached Instruction Sheet Before Preparing Form. Please print or Type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.


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    If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


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PART I - REGISTRANT INFORMATION
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                            OnCure Technologies Corp.
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                             Full Name of Registrant

                            Worldwide Equipment Corp.
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                            Former Name if Applicable

                       700 Ygnancio Valley Road, Suite 300
                       -----------------------------------
           Address of Principal Executive Offices (Street and Number)

                             Walnut Creek, CA 94596
                             ----------------------
                            City, State and Zip Code



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PART II - RULES 12b-25 (b) AND (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form
    10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25 (c) has been attached if applicable.

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PART III - NARRATIVE
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         State below in reasonable detail the reasons why Form 10-K and Form
10-KSB, 20-F, 11-K, 10Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

         OnCure Technologies Corp. (the "Company") is unable to file its Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001 in the prescribed time period, without unreasonable effort or expense, due to the Company's focus on successfully completing its reorganization with U.S. Cancer Care, Inc. ("U.S. Cancer Care") and the integration, from an accounting prospective, of the audited financial statements of certain of the Company's outpatient radiation treatment centers. The Company anticipates that the Form 10-QSB will be filed within the time period required by Rule 12b-25 of the Securities Exchange Act of 1934, as amended.
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PART IV - OTHER INFORMATION
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     (1) Name and telephone number of person to contact in regard to this notification

         Richard Baker             (209)                     845-3027
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         (Name)                 (Area Code)             (Telephone Number)


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     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                                 [X] Yes [ ] No


     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?

                                                                 [ ] Yes [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



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                            OnCure Technologies Corp.
                            -------------------------

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:     August 14, 2001                        By:  /s/ Richard Baker
       ---------------------                        ---------------------------
                                                 Richard Baker
                                                 Chief Financial Officer

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                                    ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

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